Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS ANNOUNCES EXECUTIVE LEADERSHIP SUCCESSION

Chief Executive Officer Gerald W. Evans Jr. to retire at the end of fiscal year 2020; Board of Directors conducting search for successor

WINSTON-SALEM, N.C (March 11, 2020) – HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced that Gerald W. Evans Jr. has notified the company’s Board of Directors of his decision to retire at the end of the current fiscal year, which ends Jan. 2, 2021.

The Hanes Board of Directors has commenced a comprehensive search process to identify the company’s next CEO with the assistance of Russell Reynolds Associates, a leading independent executive search firm. The Board expects to consider both internal and external candidates.

Evans, 60, joined Hanes in 1983 and has played a critical role in the company’s growth, success and evolution. Since being appointed CEO in 2016, he has overseen the successful execution of a strategy focused on cash generation, channel and geographic diversification, omnichannel expansion, organic sales growth, and innovation leveraging brand building and the company’s global supply chain.

Under his leadership, the company has increased earnings per share, significantly strengthened its balance sheet, generated quarterly organic sales growth for more than 2 years, increased annual revenue to nearly $7 billion, and has generated a record $2.1 billion in cumulative operating cash flow over the past three years. Evans has guided rapid growth of the company’s international commercial operations, overseen the doubling of global Champion annual brand sales to nearly $2 billion, and championed increased consumer-directed sales with 25% of total revenue now occurring online or through brand stores.

“Gerald has been an invaluable member of the Hanes team during his 36 years of dedicated service,” said Ronald L. Nelson, chairman of the Hanes Board of Directors. “Under his leadership, the company has expanded its geographic footprint, broadened its portfolio of premium brand offerings, and pioneered product, process and supply chain innovation, helping transform Hanes into the world’s largest everyday basic apparel company. We thank Gerald and appreciate his willingness to continue with the company through year end to ensure a seamless transition of leadership.”

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“After more than three and a half decades at Hanes, I am confident that now is the right time for the company to transition to its next generation of leadership,” Evans said. “Thanks to our team of hard-working employees around the world, we have created a strong foundation for sustainable success that is rooted in our customer-centric approach, agile business model and commitment to continuous improvement. I am confident that Hanes is well positioned to achieve its full potential and am pleased to work alongside the rest of the Board and management team to provide a smooth handoff to our next CEO.”

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 63,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business and the expected timing and benefits of the planned management transition. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets, including as a result the potential impact of our ongoing leadership transition; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; any local, regional or global disaster or other business continuity problem, such as an earthquake, tsunami, terrorist attack, pandemic or other natural or man-made disaster, including without limitation, the recent coronavirus (COVID-19) outbreak, which may adversely affect our supply chain or result in closures of certain retail stores; the

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existence of a material weakness in our internal control over financial reporting; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

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